Exhibit 10.ii.gg

PRODUCT SUPPLY AGREEMENT

On the one hand, the SUPPLIER, namely MOSAIC FERTILIZANTES DO BRASIL S.A., with its principal offices at Avenida Morumbi, 8234, 3º andar, CNPJ no. 61.156.501/0001-56, IE no. 103.693.373.118, here represented according to its articles of incorporation; and on the other hand, the PURCHASER, namely AGRIBRANDS PURINA DO BRASIL LTDA., with its principal offices at Rodovia Campinas-Paulínia, km 22, Bairro Betel, CNPJ no. 02.391.178/0002-17 and IE no. 513.026.736.114, here represented according to its articles of incorporation and hereinafter simply called the PURCHASER, hereby agree to the following:

I.	OBJECT OF THE AGREEMENT

1.1. The Supplier is the manufacturer, on its own account and at its own risk, of the ingredients called animal-feed phosphates, which have been duly registered at the Ministry of Agriculture and which hereinafter are simply called PRODUCTS;

1.2. The Supplier hereby agrees to produce and supply the Products to the Purchaser, and the Purchaser agrees to send the monthly schedule of deliveries seven (7) days in advance.

1.3. The Products must be supplied in accordance with applicable and existing legislation.

II.	CONDITIONS

2.1. The Products will be available at the plants and warehouses of the Supplier and the Products may be picked up at these locations under FOB or CIF conditions, as stated in the sale orders.

2.2. The Purchaser will bear all costs and responsibility for the delivery of the Supplier’s Products to the Purchaser, including freight and insurance, except when such burden is transferred to the Supplier under previous agreement.

2.3. The Supplier must supply the Products to the Purchaser in fifty-kilo big bags, in accordance with the Purchaser’s needs. The Products must have the Mosaic Standard of Quality known and approved by the Purchaser and which must remain throughout the term of this agreement and any extensions thereof.

2.4. Once the Product is received by the Purchaser, the Product will be submitted to the Purchaser’s Quality Control, which will verify if the Product complies with the Quality Standard agreed to between the parties, if the Product has the necessary specifications and is suitable for the purposes intended by the Purchaser and if the Product does not have any deviations which prevent the Product from being used as planned. The Purchaser will have seven (7) days to approve or reject the product. The above time will be automatically extended if any Quality Standard deviations or other non-compliant issues are observed; the time agreed will start on the date the Purchaser becomes aware of any deviation or issue involving the Product delivered to the Purchaser.

2.5. Any batches of Product rejected by the Purchaser must be replaced by the Supplier within seven (7) days after the Supplier is notified of such non-acceptance of the Product, and such notice will be made in writing and all expenses arising from the non-use and replacement of the Product will be borne by the Supplier.

III.	PRICE AND PAYMENT

3.1. The price of the Product, ready and packed to be sold by the Supplier to the Purchaser will be agreed at the time the order is placed and will be negotiated between the parties, based on the average prevailing market price, and including all taxes and packaging.

3.2. In the event any taxes incurring on the operations hereunder are reduced, raised, eliminated or created, the agreed prices will be reviewed at the same time and in the same proportion such taxes have changed the agreed price, and all taxes and/or contributions incurring on the operations and the supply the object of this agreement will be borne by the Purchaser.

3.3. The procedure to possibly adjust the price of the Product will not be reason for the Suppler interrupt the supply of the Product to the Purchaser, and such supply will be maintained under the conditions agreed to hereunder.

3.4. The Purchaser will pay for the product on the dates agreed to in the sales orders, using a proper bank payment form issued by the Supplier.

3.5. In the event the Purchaser fails to pay on the due dates any of the amounts payable hereunder, any amounts in arrears will be updated based on the IGP-M (FGV) index and will include a two-percent (2%) fine and late interest amounting to one percent (1%) per month. At its own discretion the Supplier will be entitled to cancel this agreement.

IV.	TERM

4.1. The term of this agreement is twelve (12) months as of the date of the execution thereof and will be automatically renewed if none of the parties notifies otherwise, as provided under Clause V hereof.

V.	CANCELLATION

5.1. This agreement may be cancelled by any of the parties hereof without any charges upon previous notice in writing at least ninety (90) days in advance by one of the parties to the other.

5.2. Between the date the notice is given and the date the agreement is actually cancelled the Supplier will continue supplying the Product as agreed to hereunder.

5.3. This agreement may be cancelled regardless of any notice, summons, or judicial or extrajudicial notification of any kind, in the event of breach of any of the clauses hereof by any of the parties hereto, as well as in the event of bankruptcy or receivership by any of the parties.

5.4. The provisions of the above clause will not be applied in the event any of the parties does not comply with the clauses and conditions hereof because of fortuitous case or force majeure, as provided under Article 393 of the Brazilian Civil Code. In such event, the party that interrupts its activities must promptly communicate such fact to the other party, describing the cause for such intervention and endeavoring its best efforts to remedy such interruption as soon as possible, in order to continue the proper performance of its contractual obligations.

VI.	GENERAL PROVISIONS

6.1. Each of the parties will regard any private information from the other party as confidential information and will not use or disclose such information to any third parties, except as necessary under the supply agreed to hereunder or as provided under the law, during the period in which this agreement is effective and even after the termination thereof.

6.2. The parties hereby declare under penalty of law that the people executing this agreement are the legitimate legal representatives of the parties and are empowered to assume this covenant.

6.3. The parties elect the Foro da Comarca de São Paulo, state of São Paulo, as the sole jurisdiction to address any doubts or disputes arising hereunder, over any other jurisdiction, no matter how privileged.

The parties execute this agreement in three (3) copies of equal form and content, in the presence of the witnesses below.

São Paulo, 30 setembro de 2005

MOSAIC FERTILIZANTES DO BRASIL S/A.

AGRIBRANDS PURINA DO BRASIL LTDA.

WITNESSES:
Name:	Name:
CPF/MF:	CPF/MF:

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